Exhibit 99.1

BurgerFi Reports First Quarter 2022 Results

Revenue Grows 311% to $44.9 million in First Quarter

BurgerFi opens six restaurants in First Quarter

Company Affirms 2022 Guidance

Conference Call today, May 16, at 4:30 p.m. ET

FORT LAUDERDALE, FL – May 16, 2022 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Key Metrics1 Summary

BurgerFi
(in thousands, except for percentage data)	Three Months Ended March 31, 2022
Systemwide Restaurant Sales	$ 40,472
Systemwide Restaurant Sales Growth	2%
Systemwide Restaurant Same Store Sales Growth	(5)%
Corporate-Owned Restaurant Sales	$ 9,441
Corporate-Owned Restaurant Sales Growth	20%
Corporate-Owned Restaurant Same Store Sales Growth	(8)%
Franchise Restaurant Sales	$ 30,985
Franchise Restaurant Sales Growth	4%
Franchise Restaurant Same Store Sales Growth	(5)%
Digital Channel % of Systemwide Sales	36%

1Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated, “After a transformative year in 2021, we continued to effectively execute on our growth strategy in the first quarter of 2022 and remain well on track to deliver on our business targets for the fiscal year. We are pleased to have opened six new BurgerFi locations in the quarter positioning us to meet our growth target of 15-20 new BurgerFi locations in 2022. Further, we are encouraged by our performance as we grew our total revenues by more than 300% and drove over 200% in growth in adjusted EBITDA during the first quarter as compared to the prior year through the acquisition of Anthony’s Coal Fired Pizza & Wings. I am excited about the synergies resulting from the acquisition by BurgerFi of Anthony’s as it has provided access to greater competencies between the two brands and leadership teams and expanded our addressable market for future growth.”

Ian Baines, Chief Executive Officer of BurgerFi, added, “In the first quarter we built a solid foundation for growth for 2022. We saw a 20% growth in BurgerFi corporate restaurant sales driven by new store openings in the last year while, we continued to retain a significant portion of our digital sales. We were also very encouraged by the sales recovery in our Anthony’s business, which produced year-over-year same-store sales growth of 13%. For the year, we are on track to achieve the previously guided $2.0 million in year cost synergies from the Anthony’s transaction in November, and I am pleased to report that those synergies are expected to ramp up as we progress through 2022, which we expect will drive accelerated EBITDA in 2022. Despite the impact of the Omicron variant of COVID-19 in January, and the continued presence of labor and supply chain pressures, our expectations remain the same for the year and we are confident in reiterating our previous guidance for 2022. Given continued unit growth, our enhanced omni-channel customer experience, and anticipated cost savings, I believe we are on track for a fantastic 2022.”

Exhibit 99.1
First Quarter 2022 Financial Results

Total revenue in the first quarter of 2022 increased 311% to $44.9 million compared to $10.9 million in the year-ago quarter, primarily driven by the addition of the Anthony’s business acquired on November 3, 2021 and additional revenue from new restaurants opened during the period. Systemwide sales for BurgerFi in the first quarter of 2022 increased 2% to $40.5 million compared to $39.8 million in the prior year period. For the BurgerFi brand, same store sales decreased 8% and 5% in corporate-owned and franchised locations, respectively as the Omicron variant negatively impacted sales in January. For the Anthony’s brand, same-store sales for the first quarter increased 13% over the prior year period.

Restaurant-level operating expenses for the first quarter of 2022 were $36.6 million compared to $7.1 million in the first quarter of 2021, the increase driven by the inclusion of a full quarter of Anthony’s operations. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 340 basis points for the first quarter of 2022, compared to the first quarter of 2021, primarily due to higher food, beverage and labor costs.

Net loss in the first quarter was $(13.6) million compared to a net loss of $(8.2) million in the year-ago quarter. This change is primarily the result of operating income delivered from restaurant operations, offset by higher depreciation, amortization of intangibles, share-based compensation, interest expense resulting from the acquisition-related debt and to a lesser extent, the annualization of certain investments made related to becoming a public company.

Adjusted EBITDA in the first quarter of 2022 increased 213% to $2.3 million compared to $0.7 million in the first quarter of 2021, driven by the acquisition of Anthony’s and BurgerFi’s organic revenue growth, partially offset by the investments related to being a public company and pre-opening expenses related to the growth and development of corporate-owned restaurants. See the definition of Adjusted EBITDA, a non-GAAP financial measure, and the reconciliation to the most comparable GAAP measure below.

2022 Outlook

The Company acknowledges the challenges many in the industry are facing related to labor and food cost pressures, along with elevated economic uncertainty from a consumer perspective. With that, management is reiterating the following expectations for the full year 2022 and updating its expectations regarding capital expenditures as set forth below assuming the current economic environment does not change materially:

•Annual revenues of $180-190 million.
•Mid-single digit same-store sales growth.
•15-20 new BurgerFi brand restaurant openings, most of which will be franchised locations.
•Adjusted EBITDA of $12-14 million.
•Capital expenditures are expected to be approximately $3-$4 million.

Conference Call

The Company will hold a conference call today, May 16, 2022, at 4:30 p.m. Eastern time to discuss its first quarter 2022 results.

Date: Monday, May 16, 2022
Time: 4:30 p.m. Eastern time
Toll-free dial-in number: (844) 825-9789
International dial-in number: (412) 317-5180
Conference ID: 10166640

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 430-2216.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Exhibit 99.1
Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide restaurant sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide restaurant same store sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants once the restaurant has been in operation after 14 months. See definition below for same store sales.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants that are open at the end of the period. Corporate-owned restaurant sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-owned restaurant same store sales growth refers to the percentage change in sales at all corporate-owned restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants that are open at the end of the period. Franchise restaurant sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise restaurant same store sales growth refers to the percentage change in sales at all franchised restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing franchised restaurants.

“Same Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of same store sales once it has been in operation after 14 months. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the same store sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the same store sales computation. Our calculation of same store sales may not be comparable to others in the industry.

“Digital Channel % of Systemwide Sales” is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital channel as percentages of systemwide sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before the change in value of warrant liability, interest expense (which includes the change in value of preferred stock), income tax (benefit) expense, depreciation and amortization, share-based compensation expense, pre-opening costs, store closure costs (income), gain on extinguishment of debt, legal settlements, and merger, acquisition, and integration costs.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s fastest-growing better burger concepts with 124 BurgerFi restaurants (97 franchised and 27 corporate-owned). As of March 31, 2022, BurgerFi is the owner and franchisor of the two following brands with a combined 185 locations.

Exhibit 99.1
BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an "A-Grade Angus Beef" rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter.  BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of March 31, 2022. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America" by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Exhibit 99.1

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, prospects or financial results, BurgerFi remaining on track to deliver on its business targets for the fiscal year, store opening plans, cost synergies from the Anthony’s transaction, expectations regarding adjusted EBITDA in 2022, the continued presence of labor and supply chain pressures and elevated uncertainty from a consumer perspective, continued unit growth and BurgerFi’s enhanced omni-channel customer experience, and anticipated cost savings, , as well as statements set forth under the section entitled “2022 Outlook” above. Forward-looking statements generally can be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Lynne Collier
IR-BFI@icrinc.com
646-430-2216

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands, except for per share data)	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$ 13,323	$ 14,889
Accounts receivable, net	1,407	1,689
Inventory	1,436	1,387
Assets held for sale	732	732
Other current assets	1,932	2,526
TOTAL CURRENT ASSETS	18,830	21,223
PROPERTY & EQUIPMENT, net	27,949	29,035
Operating right-of-use asset, net	55,918	—
GOODWILL	98,218	98,000
INTANGIBLE ASSETS, net	166,601	168,723
OTHER ASSETS	751	738
TOTAL ASSETS	$ 368,267	$ 317,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$ 7,859	$ 7,841
Accrued expenses	6,894	5,302
Short-term operating lease liability	9,562	—
Other current liabilities	7,391	7,856
Short-term borrowings, including finance leases	3,471	3,331
TOTAL CURRENT LIABILITIES	35,177	24,330
NON-CURRENT LIABILITIES
Long-term borrowings, including finance leases	56,496	56,797
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021, $53 million principal redemption value	48,470	47,525
Long-term operating lease liability	46,834	—
Related party note	8,852	8,724
Warrant liability	3,240	2,706
Other non-current liabilities	1,849	3,009
Deferred income taxes	1,243	1,353
TOTAL LIABILITIES	202,161	144,444
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,042,583 and 21,303,500 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	303,383	296,992
Accumulated deficit	(137,279)	(123,719)
TOTAL STOCKHOLDERS’ EQUITY	166,106	173,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 368,267	$ 317,719

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(in thousands)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
REVENUE
Restaurant sales	$ 42,359	$ 8,396
Royalty and other fees	2,103	2,023
Royalty - brand development and co-op	471	511
TOTAL REVENUE	44,933	10,930
Restaurant level operating expenses:
Food, beverage and paper costs	12,301	2,422
Labor and related expenses	12,582	2,201
Other operating expenses	7,860	1,737
Occupancy and related expenses	3,834	773
General and administrative expenses	6,029	2,976
Depreciation and amortization expense	4,444	2,108
Share-based compensation expense	7,376	522
Brand development and co-op advertising expense	553	722
Store closure costs	514	—
Pre-opening costs	474	126
TOTAL OPERATING EXPENSES	55,967	13,587
OPERATING LOSS	(11,034)	(2,657)
Interest expense	(2,071)	(8)
Loss on change in value of warrant liability	(534)	(4,946)
Other (loss) income	(33)	114
Loss before income taxes	(13,672)	(7,497)
Income tax benefit (expense)	112	(713)
Net Loss	$ (13,560)	$ (8,210)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net (Loss) Income to Adjusted EBITDA
(Non-GAAP) (Unaudited)

(in thousands)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net Loss	$ (13,560)	$ (8,210)
Loss on change in value of warrant liability	534	4,946
Interest expense	2,071	8
Income tax (benefit) expense	(112)	713
Depreciation and amortization expense	4,444	2,108
Share-based compensation expense	7,376	522
Pre-opening costs	474	126
Store closure costs	514	-
Gain on extinguishment of debt	-	(114)
Legal settlements	125	200
Merger, acquisition, and integration costs	412	429
Adjusted EBITDA	$ 2,278	$ 728

Exhibit 99.1

BurgerFi Brand Only
Consolidated Reconciliation of Net (Loss) Income to Adjusted EBITDA
(Non-GAAP) (Unaudited)

(in thousands)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net Loss	$ (12,960)	$ (8,210)
Loss on change in value of warrant liability	534	4,946
Interest expense	965	8
Income tax (benefit) expense	(110)	713
Depreciation and amortization expense	2,507	2,108
Share-based compensation expense	7,376	522
Pre-opening costs	474	126
Store closure costs	534	-
Gain on extinguishment of debt	-	(114)
Legal settlements	125	200
Merger, acquisition, and integration costs	346	429
Adjusted EBITDA	$ (209)	$ 728

Anthony’s Brand Only
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

(in thousands)	Three Months Ended March 31, 2022
Net Loss	$ (600)
Interest expense	1,106
Income tax benefit	(2)
Depreciation and amortization expense	1,937
Store closure income	(20)
Merger, acquisition, and integration costs	66
Adjusted EBITDA	$ 2,487

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
(in thousands)	In dollars	As a percentage of restaurant sales	In dollars	As a percentage of restaurant sales
Restaurant Sales	$ 42,359	100%	$ 8,396	100%
Restaurant level operating expenses:
Food, beverage and paper costs	12,301	29.0%	2,422	28.8%
Labor and related expenses	12,582	29.7%	2,201	26.2%
Other operating expenses	7,860	18.6%	1,737	20.7%
Occupancy and related expenses	3,834	9.1%	773	9.2%
Total	$ 36,577	86.4%	$ 7,133	85.0%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
(in thousands)	In dollars	As a percentage of restaurant sales	In dollars	As a percentage of restaurant sales
Restaurant Sales	$ 9,822	100%	$ 8,396	100%
Restaurant level operating expenses:
Food, beverage and paper costs	3,030	30.8%	2,422	28.8%
Labor and related expenses	2,749	28.0%	2,201	26.2%
Other operating expenses	1,943	19.8%	1,737	20.7%
Occupancy and related expenses	961	9.8%	773	9.2%
Total	$ 8,683	88.4%	$ 7,133	85.0%

Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended March 31, 2022
(in thousands)	In dollars	As a percentage of restaurant sales
Restaurant Sales	$ 32,537	100%
Restaurant level operating expenses:
Food, beverage and paper costs	9,271	28.5%
Labor and related expenses	9,833	30.2%
Other operating expenses	5,917	18.2%
Occupancy and related expenses	2,873	8.8%
Total	$ 27,894	85.7%

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segmented Unit Counts

	March 31, 2022			December 31, 2021
	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's	88	97	185	86	93	179

BurgerFi stores, beginning of the period	25	93	118	17	102	119
BurgerFi stores opened	3	3	6	10	6	16
BurgerFi stores transferred/sold	(1)	1	-	(1)	1	-
BurgerFi stores closed	-	-	-	(1)	(16)	(17)
BurgerFi total stores, end of the period	27	97	124	25	93	118

Anthony's stores, beginning of period/acquired	61	-	61	61	-	61
Anthony's total stores, end of the period	61	-	61	61	-	61